UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                              Snap-On Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, $1 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    83303410
                 ---------------------------------------------
                                 (CUSIP Number)

                              Neal K. Stearns, Esq.
                               First Manhattan Co.
                               437 Madison Avenue
                            New York, New York 10022
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                December 24, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 22 Pages

                                  SCHEDULE 13D
---------------------                                      ---------------------
CUSIP NO. 83303410                                          PAGE 2  OF 22 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     First Manhattan Co.    13-1957714
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*

     PF, OO
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                        [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                 7.  SOLE VOTING POWER
  NUMBER OF            210,400
    SHARES       ---------------------------------------------------------------
BENEFICIALLY     8.  SHARED VOTING POWER
  OWNED BY           3,934,191
    EACH         ---------------------------------------------------------------
 REPORTING       9.  SOLE DISPOSITIVE POWER
   PERSON              210,400
    WITH         ---------------------------------------------------------------
                 10. SHARED DISPOSITIVE POWER
                     4,249,005
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,459,405
--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                     [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.9%
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     BD, IA, PN
--------------------------------------------------------------------------------
     (1)  See Item 5.

          First Manhattan Co. ("FMC") hereby amends and supplements its statement on Schedule 13D with respect to the common stock, $1 par value (the "Common Stock"), of Snap-On Incorporated, a Delaware corporation (the "Issuer"). Except as amended and supplemented hereby, the information in the original
Schedule 13D, as amended by Amendment Number 1, remains in full force and effect.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          As of December 24, 2001, FMC beneficially owned an aggregate of 4,459,405 shares of Common Stock of the Issuer, or 6.9% of the 64,344,037 shares of Common Stock of the Issuer that were outstanding as of October 27, 2001.
Such 4,459,405 shares beneficially owned by FMC include 383,750 shares owned by general partners of FMC, as to which FMC had sole voting power and sole dispositive power with respect to 148,900 shares, shared voting power with respect to 74,550 shares and shared dispositive power with respect to 234,850 shares, and 4,075,655 shares owned by customers of FMC for whom FMC was authorized to vote or to exercise investment discretion, as to which FMC had sole voting power and sole dispositive power with respect to 61,500 shares, shared voting power with respect to 3,859,641 shares and shared dispositive power with respect to 4,014,155 shares. The general partners and customers of FMC that owned such shares had shared voting power and shared dispositive power with respect to the shares owned by them and the sole right to receive dividends and the proceeds of sale of such shares. None of such general partners or customers had shared voting power or shared dispositive power with respect to 5% or more of the outstanding shares of the class.

         The number of shares of Common Stock outstanding as of October 27, 2001 includes 57,900,940 shares which the Issuer reported as outstanding as of that date on the cover page of its Form 10-Q report for the quarterly period ended September 29, 2001 and 6,443,097 shares which were owned by a Grantor Stock Trust at December 31, 2000, according to a statement on Schedule 13G filed by the Trust on March 22, 2001. Although the Issuer did not include such 6,443,097 shares as outstanding for purposes of the cover page of the Form 10-Q report, the Issuer claims that such shares are entitled to be voted at stockholders' meetings and may be sold by the Trustee of the Grantor Stock Trust under certain circumstances, and accordingly FMC believes that such shares should be considered outstanding for purposes of calculating the percentage of the class of securities with respect to which FMC has voting power or dispositive power.

          Set forth on Schedule I hereto are transactions effected by FMC during the sixty days preceding the filing of this statement in Common Stock of the Issuer with respect to which FMC may be deemed to be or to have been a beneficial owner for purposes of Section 13(d) of the Securities Exchange Act of 1934. All of such transactions were for the accounts of customers of FMC.



                               Page 3 of 22 Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 2, 2002

                                                     /s/ Neal K. Stearns
                                                    --------------------------
                                                         Neal K. Stearns, Esq.
                                                         General Partner
                                                         First Manhattan Co.




                               Page 4 of 22 Pages

                                                                    Schedule I


Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
10/24/2001                    Sale                 134                $26.28
10/24/2001                    Sale                 200                $26.28
10/24/2001                    Sale                 333                $26.28
10/24/2001                    Sale                 333                $26.28
10/31/2001                    Sale                 400                $26.71
10/31/2001                    Sale                 200                $26.73
10/31/2001                    Sale                 400                $26.73
10/31/2001                    Sale                 400                $26.75
10/31/2001                    Sale                 500                $26.75
10/31/2001                    Sale                 500                $26.75
10/31/2001                    Sale                 500                $26.75
10/31/2001                    Sale                 600                $26.77
10/31/2001                    Sale                 600                $26.77
10/31/2001                    Sale                1000                $26.85
10/31/2001                    Sale                5500                $26.85
11/01/2001                    Sale                 400                $26.44
11/01/2001                    Sale                 200                $26.67
11/01/2001                    Sale                 600                $26.72
11/01/2001                    Sale                 700                $26.73
11/01/2001                    Sale                 300                $26.75
11/01/2001                    Sale                 700                $26.75
11/01/2001                    Sale                1500                $26.78
11/01/2001                    Sale                1500                $26.79
11/01/2001                    Sale                1500                $26.79



                               Page 5 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/01/2001                    Sale                1700                $26.79
11/01/2001                    Sale                2000                $26.81
11/01/2001                    Sale                2000                $26.81
11/01/2001                    Sale                2500                $26.83
11/01/2001                    Sale                4000                $26.84
11/01/2001                    Sale                8000                $26.85
11/01/2001                    Sale                 700                $26.96
11/01/2001                    Sale                1000                $26.96
11/01/2001                    Sale                1000                $26.96
11/01/2001                    Sale                 800                $26.97
11/01/2001                    Sale                1200                $26.97
11/01/2001                    Sale                1500                $26.97
11/01/2001                    Sale                2000                $26.97
11/01/2001                    Sale                2500                $26.97
11/01/2001                    Sale                4000                $26.97
11/01/2001                    Sale                1500                $26.98
11/01/2001                    Sale                3500                $26.98
11/02/2001                    Sale                1000                $26.98
11/02/2001                    Sale                 500                $27.03
11/02/2001                    Sale                2000                $27.10
11/02/2001                    Sale                   4                $27.12
11/02/2001                    Sale                  84                $27.12
11/02/2001                    Sale                 167                $27.12
11/02/2001                    Sale                 217                $27.14
11/02/2001                    Sale                   1                $27.14
11/02/2001                    Sale                 108                $27.14



                               Page 6 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/02/2001                    Sale                 108                $27.14
11/02/2001                    Sale                 216                $27.14
11/02/2001                    Sale                 350                $27.14
11/02/2001                    Sale                 300                $27.17
11/02/2001                    Sale                5000                $27.17
11/02/2001                    Sale                 400                $27.18
11/02/2001                    Sale                 500                $27.18
11/02/2001                    Sale                 500                $27.18
11/02/2001                    Sale                 500                $27.18
11/02/2001                    Sale                 500                $27.18
11/02/2001                    Sale                 500                $27.18
11/02/2001                    Sale                 750                $27.18
11/02/2001                    Sale                  33                $27.19
11/02/2001                    Sale                 300                $27.19
11/02/2001                    Sale                 300                $27.19
11/02/2001                    Sale                 400                $27.19
11/02/2001                    Sale                 400                $27.19
11/02/2001                    Sale                 667                $27.19
11/02/2001                    Sale                 700                $27.19
11/02/2001                    Sale                 700                $27.19
11/02/2001                    Sale                 700                $27.19
11/02/2001                    Sale                 200                $27.20
11/02/2001                    Sale                 600                $27.20
11/02/2001                    Sale                 800                $27.20
11/02/2001                    Sale                 800                $27.20
11/02/2001                    Sale                 200                $27.21


                               Page 7 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/02/2001                    Sale                 200                $27.21
11/02/2001                    Sale                 500                $27.21
11/02/2001                    Sale                 500                $27.21
11/02/2001                    Sale                 800                $27.21
11/02/2001                    Sale                 800                $27.21
11/02/2001                    Sale                1000                $27.21
11/02/2001                    Sale                1000                $27.21
11/02/2001                    Sale                1000                $27.21
11/02/2001                    Sale                1000                $27.21
11/02/2001                    Sale                 400                $27.22
11/02/2001                    Sale                 750                $27.22
11/02/2001                    Sale                1000                $27.22
11/02/2001                    Sale                1000                $27.22
11/02/2001                    Sale                1200                $27.23
11/02/2001                    Sale                 500                $27.25
11/02/2001                    Sale                 500                $27.25
11/02/2001                    Sale                 500                $27.25
11/02/2001                    Sale                1500                $27.25
11/02/2001                    Sale                1500                $27.25
11/02/2001                    Sale                1500                $27.25
11/02/2001                    Sale                 200                $27.27
11/02/2001                    Sale                 300                $27.27
11/02/2001                    Sale                 500                $27.27
11/02/2001                    Sale                 800                $27.27
11/02/2001                    Sale                1000                $27.27
11/02/2001                    Sale                1200                $27.27



                               Page 8 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/02/2001                    Sale                 500                $27.28
11/02/2001                    Sale                1000                $27.28
11/02/2001                    Sale                1500                $27.28
11/02/2001                    Sale                2000                $27.28
11/02/2001                    Sale                2000                $27.28
11/02/2001                    Sale                2500                $27.29
11/02/2001                    Sale                3000                $27.29
11/02/2001                    Sale                5000                $27.35
11/02/2001                    Sale               20000                $27.35
11/02/2001                  Purchase              2500                $27.36
11/02/2001                    Sale                1200                $27.38
11/02/2001                    Sale                 500                $27.41
11/02/2001                    Sale                 500                $27.41
11/02/2001                    Sale                1200                $27.42
11/02/2001                    Sale                 800                $27.43
11/02/2001                    Sale                 800                $27.43
11/02/2001                    Sale                1000                $27.43
11/02/2001                    Sale                1000                $27.43
11/02/2001                    Sale                1000                $27.43
11/02/2001                    Sale                1500                $27.43
11/02/2001                    Sale                2500                $27.44
11/05/2001                    Sale                 600                $27.54
11/05/2001                    Sale                 400                $27.79
11/05/2001                    Sale                 300                $27.82
11/05/2001                    Sale                 800                $27.82
11/05/2001                    Sale                 400                $27.86



                               Page 9 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/05/2001                      Sale               400                $27.86
11/05/2001                      Sale               500                $27.86
11/05/2001                      Sale               200                $27.89
11/05/2001                      Sale               300                $27.89
11/05/2001                      Sale               300                $27.89
11/05/2001                      Sale               300                $27.89
11/05/2001                      Sale              1000                $27.89
11/05/2001                      Sale              1700                $27.89
11/05/2001                      Sale              1000                $27.91
11/05/2001                      Sale              2000                $27.91
11/05/2001                      Sale               500                $27.92
11/05/2001                      Sale              1000                $27.92
11/05/2001                      Sale              2000                $27.92
11/05/2001                      Sale               500                $27.94
11/05/2001                      Sale              1000                $27.94
11/05/2001                      Sale              1000                $27.94
11/05/2001                      Sale              5000                $27.94
11/05/2001                      Sale               100                $28.04
11/05/2001                      Sale               500                $28.04
11/05/2001                      Sale               200                $28.05
11/05/2001                      Sale               200                $28.05
11/05/2001                      Sale               400                $28.05
11/05/2001                      Sale               400                $28.05
11/05/2001                      Sale               500                $28.06
11/05/2001                      Sale               500                $28.06
11/05/2001                      Sale              1000                $28.06



                               Page 10 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/05/2001                    Sale                1500                $28.06
11/05/2001                    Sale                5500                $28.06
11/06/2001                    Sale                 100                $27.89
11/06/2001                    Sale                 150                $27.89
11/06/2001                    Sale                  34                $27.90
11/06/2001                    Sale                 166                $27.90
11/06/2001                    Sale                 200                $27.90
11/06/2001                    Sale                 200                $27.90
11/06/2001                    Sale                 250                $27.91
11/06/2001                    Sale                 167                $27.95
11/06/2001                    Sale                 167                $27.95
11/06/2001                    Sale                 200                $27.95
11/06/2001                    Sale                 300                $27.95
11/06/2001                    Sale                 333                $27.95
11/06/2001                    Sale                 333                $27.95
11/06/2001                    Sale                 500                $27.95
11/06/2001                    Sale                 500                $27.95
11/06/2001                    Sale                 600                $27.96
11/06/2001                    Sale                 200                $27.97
11/06/2001                    Sale                 200                $27.97
11/06/2001                    Sale                 300                $27.97
11/06/2001                    Sale                 600                $27.97
11/06/2001                    Sale                 600                $27.97
11/06/2001                    Sale                1000                $27.99
11/06/2001                    Sale                 200                $28.01
11/06/2001                    Sale                1000                $28.01



                               Page 11 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/06/2001                    Sale                 500                $28.05
11/06/2001                    Sale                1500                $28.05
11/06/2001                    Sale                2000                $28.05
11/06/2001                    Sale                 400                $28.06
11/06/2001                    Sale                2000                $28.06
11/06/2001                    Sale                2000                $28.06
11/06/2001                    Sale                 300                $28.07
11/06/2001                    Sale                 300                $28.07
11/06/2001                    Sale                 500                $28.07
11/06/2001                    Sale                 500                $28.07
11/06/2001                    Sale                1000                $28.07
11/06/2001                    Sale                1000                $28.07
11/06/2001                    Sale                1000                $28.07
11/06/2001                    Sale                1400                $28.07
11/06/2001                    Sale                1500                $28.07
11/06/2001                    Sale                1500                $28.07
11/06/2001                    Sale                3000                $28.08
11/06/2001                    Sale                5000                $28.09
11/06/2001                    Sale                5500                $28.09
11/06/2001                    Sale                3000                $28.12
11/06/2001                    Sale                3500                $28.12
11/06/2001                    Sale                4000                $28.12
11/06/2001                    Sale                4500                $28.12
11/06/2001                    Sale                 200                $28.20
11/06/2001                    Sale                 200                $28.20
11/06/2001                    Sale                 600                $28.20



                               Page 12 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/06/2001                    Sale                 200                $28.21
11/06/2001                    Sale                 800                $28.21
11/06/2001                    Sale                 300                $28.22
11/06/2001                    Sale                 400                $28.22
11/06/2001                    Sale                 400                $28.22
11/06/2001                    Sale                 500                $28.22
11/06/2001                    Sale                 700                $28.22
11/06/2001                    Sale                1000                $28.22
11/06/2001                    Sale                1500                $28.22
11/06/2001                    Sale                1500                $28.22
11/06/2001                    Sale                1500                $28.22
11/06/2001                    Sale                1500                $28.22
11/06/2001                    Sale                3000                $28.22
11/06/2001                    Sale                4000                $28.22
11/06/2001                    Sale                7500                $28.22
11/07/2001                    Sale                 150                $28.34
11/07/2001                    Sale                 300                $28.39
11/07/2001                    Sale                 200                $28.40
11/07/2001                    Sale                 200                $28.40
11/07/2001                    Sale                 500                $28.41
11/07/2001                    Sale                 500                $28.46
11/07/2001                    Sale                 700                $28.46
11/07/2001                    Sale                 400                $28.50
11/07/2001                    Sale                1400                $28.50
11/07/2001                    Sale                 300                $28.52
11/07/2001                    Sale                 800                $28.52



                               Page 13 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/07/2001                    Sale                1400                $28.52
11/07/2001                    Sale                2000                $28.54
11/07/2001                    Sale                4000                $28.54
11/07/2001                    Sale                2500                $28.56
11/07/2001                    Sale               10000                $28.56
11/08/2001                    Sale                 450                $28.43
11/19/2001                    Sale                 200                $30.01
11/19/2001                    Sale                 600                $30.28
11/19/2001                    Sale                1000                $30.28
11/20/2001                    Sale                 100                $29.93
11/20/2001                    Sale                1000                $30.11
11/20/2001                    Sale                 800                $30.34
11/20/2001                    Sale                1000                $30.35
11/20/2001                    Sale                1000                $30.35
11/20/2001                    Sale                2000                $30.41
11/20/2001                    Sale                1200                $30.43
11/20/2001                    Sale                1200                $30.43
11/20/2001                    Sale                3000                $30.44
11/20/2001                    Sale                5000                $30.45
11/20/2001                    Sale                 300                $30.54
11/23/2001                    Sale                 750                $30.54
11/23/2001                    Sale                1250                $30.64
11/23/2001                    Sale                1200                $30.65
11/23/2001                    Sale                 500                $30.71
11/23/2001                    Sale                 550                $30.71
11/23/2001                    Sale                 650                $30.71



                               Page 14 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/23/2001                    Sale                3000                $30.77
11/23/2001                    Sale                 400                $30.78
11/23/2001                    Sale                3000                $30.78
11/23/2001                    Sale                 150                $30.79
11/23/2001                    Sale                1000                $30.79
11/23/2001                    Sale                2850                $30.79
11/23/2001                    Sale                 600                $30.80
11/23/2001                    Sale                 700                $30.80
11/23/2001                    Sale                 700                $30.80
11/23/2001                    Sale                2700                $30.80
11/26/2001                    Sale                 400                $30.23
11/26/2001                    Sale                 400                $30.23
11/27/2001                    Sale                 200                $30.66
11/28/2001                    Sale                 200                $30.53
11/28/2001                    Sale                 200                $31.05
11/30/2001                    Sale                2550                $30.90
11/30/2001                    Sale                 100                $30.95
11/30/2001                    Sale                 300                $30.95
11/30/2001                    Sale                 200                $30.96
11/30/2001                    Sale                 400                $30.96
11/30/2001                    Sale                 900                $30.99
11/30/2001                    Sale                 200                $31.00
11/30/2001                    Sale                 200                $31.00
11/30/2001                    Sale                 600                $31.00
11/30/2001                    Sale                1100                $31.01
11/30/2001                    Sale                1600                $31.05



                               Page 15 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/30/2001                    Sale                 200                $31.06
11/30/2001                    Sale                 300                $31.06
11/30/2001                    Sale                 300                $31.06
11/30/2001                    Sale                 300                $31.06
11/30/2001                    Sale                 400                $31.06
11/30/2001                    Sale                 400                $31.06
11/30/2001                    Sale                 600                $31.06
11/30/2001                    Sale                 800                $31.06
11/30/2001                    Sale                 800                $31.06
11/30/2001                    Sale                1500                $31.06
11/30/2001                    Sale                 300                $31.07
11/30/2001                    Sale                 300                $31.07
11/30/2001                    Sale                 400                $31.07
11/30/2001                    Sale                 400                $31.07
11/30/2001                    Sale                 450                $31.07
11/30/2001                    Sale                 600                $31.07
11/30/2001                    Sale                 750                $31.07
11/30/2001                    Sale                1050                $31.07
11/30/2001                    Sale                1100                $31.07
11/30/2001                    Sale                1550                $31.07
11/30/2001                    Sale                1550                $31.07
11/30/2001                    Sale                2000                $31.07
11/30/2001                    Sale                 400                $31.08
11/30/2001                    Sale                 400                $31.08
11/30/2001                    Sale                 450                $31.08
11/30/2001                    Sale                 500                $31.08



                               Page 16 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
11/30/2001                    Sale                 500                $31.08
11/30/2001                    Sale                2100                $31.08
11/30/2001                    Sale                 300                $31.09
11/30/2001                    Sale                3000                $31.09
11/30/2001                    Sale                2000                $31.21
11/30/2001                    Sale                2000                $31.21
11/30/2001                    Sale                 600                $31.22
11/30/2001                    Sale                1050                $31.23
11/30/2001                    Sale                 350                $31.24
11/30/2001                    Sale                 400                $31.24
11/30/2001                    Sale                 500                $31.24
11/30/2001                    Sale                2250                $31.24
11/30/2001                    Sale                3000                $31.24
11/30/2001                    Sale                6000                $31.25
12/04/2001                    Sale                 300                $30.89
12/04/2001                    Sale                 200                $30.95
12/04/2001                    Sale                 300                $30.95
12/04/2001                    Sale                 500                $30.95
12/04/2001                    Sale                 500                $30.95
12/04/2001                    Sale                 150                $31.05
12/04/2001                    Sale                 300                $31.05
12/04/2001                    Sale                 300                $31.21
12/04/2001                    Sale                 300                $31.21
12/04/2001                    Sale                 400                $31.22
12/04/2001                    Sale                 500                $31.23
12/04/2001                    Sale                 600                $31.24
12/04/2001                    Sale                 750                $31.24


                               Page 17 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
12/04/2001                    Sale                 700                $31.25
12/04/2001                    Sale                 200                $31.27
12/04/2001                    Sale                 700                $31.27
12/04/2001                    Sale                1000                $31.28
12/04/2001                    Sale                 300                $31.30
12/04/2001                    Sale                1050                $31.30
12/04/2001                    Sale                1200                $31.31
12/04/2001                    Sale                1400                $31.31
12/04/2001                    Sale                 200                $31.32
12/04/2001                    Sale                1400                $31.32
12/04/2001                    Sale                1500                $31.32
12/04/2001                    Sale                 400                $31.34
12/04/2001                    Sale                 400                $31.34
12/04/2001                    Sale                 400                $31.34
12/04/2001                    Sale                1800                $31.34
12/04/2001                    Sale                1800                $31.34
12/04/2001                    Sale                1800                $31.34
12/04/2001                    Sale                2000                $31.34
12/04/2001                    Sale                3000                $31.36
12/04/2001                    Sale                3300                $31.36
12/04/2001                    Sale                4950                $31.37
12/04/2001                    Sale                6300                $31.38
12/04/2001                    Sale                 150                $31.46
12/04/2001                    Sale                 200                $31.46
12/04/2001                    Sale                 500                $31.46
12/04/2001                    Sale                 700                $31.46



                               Page 18 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
12/04/2001                    Sale                 900                $31.46
12/04/2001                    Sale                1700                $31.46
12/04/2001                    Sale                2350                $31.46
12/04/2001                    Sale                2700                $31.46
12/04/2001                    Sale                5600                $31.46
12/04/2001                    Sale                1300                $31.51
12/04/2001                    Sale                1500                $31.51
12/04/2001                    Sale                1000                $31.52
12/04/2001                    Sale                2000                $31.52
12/05/2001                    Sale                2000                $32.16
12/05/2001                    Sale                5250                $32.16
12/05/2001                    Sale                1255                $32.25
12/05/2001                    Sale                1900                $32.25
12/05/2001                    Sale                2200                $32.25
12/05/2001                    Sale                2500                $32.25
12/05/2001                    Sale                2600                $32.25
12/05/2001                    Sale                3000                $32.25
12/05/2001                    Sale                6800                $32.25
12/05/2001                    Sale                7100                $32.25
12/05/2001                    Sale                9400                $32.25
12/05/2001                    Sale                 300                $32.46
12/05/2001                    Sale                 300                $32.46
12/05/2001                    Sale                 300                $32.48
12/05/2001                    Sale                1700                $32.48
12/05/2001                    Sale                2000                $32.48
12/05/2001                    Sale                 250                $32.52



                               Page 19 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
12/05/2001                    Sale                 450                $32.52
12/05/2001                    Sale                 600                $32.52
12/05/2001                    Sale                1000                $32.52
12/05/2001                    Sale                2700                $32.52
12/05/2001                    Sale                3100                $32.52
12/05/2001                    Sale                 700                $32.53
12/05/2001                    Sale                 800                $32.53
12/05/2001                    Sale                3600                $32.53
12/05/2001                    Sale                 600                $32.54
12/05/2001                    Sale                1050                $32.54
12/05/2001                    Sale                3500                $32.54
12/05/2001                    Sale                4850                $32.54
12/05/2001                    Sale                5000                $32.59
12/05/2001                    Sale                7000                $32.59
12/05/2001                    Sale               14200                $32.59
12/05/2001                    Sale               23800                $32.59
12/05/2001                    Sale                 800                $32.61
12/05/2001                    Sale                1950                $32.61
12/05/2001                    Sale                2250                $32.61
12/05/2001                    Sale                3100                $32.61
12/05/2001                    Sale                6500                $32.61
12/06/2001                    Sale                3650                $33.03
12/06/2001                    Sale               10000                $33.03
12/06/2001                    Sale               16350                $33.03
12/06/2001                    Sale               10000                $33.14
12/20/2001                    Sale                 200                $33.07



                               Page 20 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
12/20/2001                    Sale                1000                $33.07
12/20/2001                    Sale                 500                $33.18
12/20/2001                    Sale                2000                $33.18
12/20/2001                    Sale                 300                $33.21
12/20/2001                    Sale                 300                $33.28
12/20/2001                    Sale                 600                $33.28
12/20/2001                    Sale                1000                $33.29
12/20/2001                    Sale                1000                $33.30
12/20/2001                    Sale                 300                $33.36
12/20/2001                    Sale                 600                $33.36
12/20/2001                    Sale                 750                $33.36
12/20/2001                    Sale                 750                $33.36
12/20/2001                    Sale                 350                $33.37
12/20/2001                    Sale                2150                $33.37
12/20/2001                    Sale                 300                $33.38
12/20/2001                    Sale                2900                $33.38
12/20/2001                    Sale               10400                $33.41
12/20/2001                    Sale                 300                $33.43
12/20/2001                    Sale                3000                $33.43
12/20/2001                    Sale                7600                $33.43
12/20/2001                    Sale               10700                $33.43
12/20/2001                    Sale               15000                $33.43
12/20/2001                    Sale               10000                $33.44
12/20/2001                    Sale               14900                $33.44
12/20/2001                    Sale                1400                $33.48
12/20/2001                    Sale                1500                $33.48



                               Page 21 of 22 Pages

Date of Transaction     Purchase or Sale     Number of Shares    Price per share
-------------------     ----------------     ----------------    ---------------
12/20/2001                    Sale                 1800               $33.48
12/20/2001                    Sale                 1500               $33.48
12/24/2001                    Sale                 1500               $33.93
12/24/2001                    Sale                16000               $33.98



                               Page 22 of 22 Pages